Exhibit 99.1

CONTACT:

Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Reports Strong 2nd Quarter Revenue

Financial Highlights for the Second Quarter of Fiscal Year 2007:

•	Reported revenue of $73.5 million represented an increase of 10% year-over-year vs Q2 FY06.

•	Total deferred revenue increased $0.5 million from Q1 FY07 and 27% year-over-year to $102.0 million.

•	Current deferred revenue increased $1.0 million from Q1 FY07 and 30% year-over-year to $89.9 million.

•	GAAP cash flow from operations of approximately $11.6 million.

•	Cash, cash equivalents and investments totaled $216.2 million.

•	Repurchased over 1.1 million shares of company common stock at an average price of $8.63.

•	Net other income of $1.5 million.

ALAMEDA, Calif., August 31, 2006— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today reported its preliminary selected financial results for the second quarter of fiscal year 2007. An internal stock option review is in the process of being completed. Accordingly, the company is only providing select financial information until this review is concluded.

Total revenue for the second quarter ended July 31, 2006 was $73.5 million, a 10% increase compared to revenues of $66.7 million for the second quarter ended July 31, 2005.

“Our strong revenue growth is an early indication that we are improving our execution against a growing DSO market and that our strategy is on target. Our new products, including both VxWorks & Linux-based platforms, are gaining momentum,” said Ken Klein, president, chief executive officer and chairman of Wind River. “The investments we have made in our sales force, new products and alliances are positively impacting our results.”

Reported revenue in all regions increased year-on-year and quarter-on-quarter. The company reported strong subscription growth in both VxWorks and Linux based platforms. Project based perpetual license revenue stabilized and grew in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006.

A summary of total revenues, net for the three and six months ended July 31, 2006 and 2005 is as follows (in thousands):

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Subscription revenues	$24,030	$17,982	$45,690	$34,348
Software license revenues	10,544	9,931	19,469	21,813
Production license revenues	21,672	22,887	39,590	41,049
Maintenance revenues	7,579	8,243	15,490	17,002
Other service revenues	9,699	7,702	18,261	14,294

Total revenues, net	$73,524	$66,745	$138,500	$128,506

Preliminary non-GAAP operating expenses increased by approximately $1.6 million vs Q1 FY07, primarily related to the company’s incremental investments in the sales and alliance organization.

“We are strategically investing in products, sales and alliances to continue leading the DSO industry. Because these incremental investments are critical to the ongoing success and growth of our business, we are now targeting 20% non-GAAP operating margins when quarterly reported revenue is consistently in the low $80 millions per quarter,” said Mike Zellner, chief financial officer and senior vice president, finance and administration.

Stock Option Review:

During the quarter, the Audit Committee of the Board of Directors requested a voluntary internal review of the company’s historical stock option granting practices and the related accounting. The Audit Committee of Wind River’s Board of Directors, comprised of three independent board members, is leading the review. This review is ongoing, and the company has not yet concluded if it needs to record any non-cash adjustments to compensation expense or adjustments to the related tax effects of previous stock option grants.

“The Audit Committee is working diligently to complete the internal review as quickly and thoroughly as possible with a focus on our upcoming 10-Q filing deadlines,” stated Mike Zellner, chief financial officer and senior vice president, finance and administration.

Financial Outlook:

The following statements regarding our outlook for the third quarter of fiscal year 2007, for fiscal year 2007, and for other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s Securities and Exchange Commission (“SEC”) reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure, Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q3 Fiscal Year 2007, Wind River expects:

•	Revenue to be between $74 million and $75 million.

•	GAAP earnings per share, including approximately $5.5 million estimated SFAS 123(R) expense and $0.6 million estimated restricted stock amortization expense associated with the acquisition of Interpeak, to be between $0.03 and $0.04.

•	Non-GAAP earnings per share to be between $0.10 and $0.11.

For Fiscal Year 2007, Wind River expects:

•	Revenue to be between $292 million and $298 million.

•	Wind River will provide full-year EPS guidance upon completion of the stock option review.

Use of Non-GAAP Financial Information:

All references to earnings per share are calculated on a fully-diluted basis. Wind River provides non-GAAP financial information as an alternative for understanding the company’s operating results. Non-GAAP data are not in accordance with, or a substitute for, GAAP and may be materially different from non-GAAP measures used by other companies. Preliminary non-GAAP operating expenses for the three months ended July 31, 2006 exclude non-cash stock-based compensation charges recorded in accordance with SFAS 123(R), amortization of restricted stock compensation, amortization of other intangibles, restructuring charges (reversals) and employer payroll taxes on stock option exercises and forecasted non-GAAP operating margins exclude the above, together with the amortization of purchased intangibles. The non-GAAP earnings per share forecast for the three-month period ending October 31, 2006 was computed by adjusting GAAP earnings per share to exclude the impact of non-cash stock-based compensation charges recorded in accordance with SFAS 123(R), amortization of restricted stock compensation, amortization associated with purchased and other intangibles, restructuring charges (reversals), employer payroll taxes on stock option exercises and the related income tax impact of the adjustments. The company does not expect to be able to report its GAAP operating expenses for the quarter until it completes its internal stock option review. Wind River’s management refers to these non-GAAP measures in making operating decisions because they believe that they provide meaningful information regarding Wind River’s operational performance. For example, the non-GAAP results are an indication of Wind River’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s business operational results. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results. Wind River includes these non-GAAP financial measures in its earnings announcement because the company believes they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

Conference Call

The company will host a conference call at 2:00 p.m. Pacific Time on August 31, 2006 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen live via our webcast at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-EventDetails&EventId=1210168.

A telephone replay of the conference call will be available after 5:00 p.m. Pacific Time on August 31, 2006 until 11:59 p.m. Pacific Time on September 7, 2006. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d.9324797. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-audioarchives.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to: expected revenue and earnings per share for the third quarter ending October 31, 2006 and the fiscal year ending January 31, 2007, future operating margins, the implication that our business will continue to grow, our ability to provide guidance, our Audit Committee’s ability to timely complete its internal review of stock option practices and our ability to timely file our Form 10-Q. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to: the success of our implementation of our new and current products, business models and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of our customers to sell products that include the company’s software, the impact of competitive products and pricing, weakness in the economy generally or in the technology sector specifically, the success of the company’s strategic relationships, the impact of accounting for stock-based compensation pursuant to FASB’s Statement of Financial Accounting Standards No. 123(R), the impact of other costs, potential delays in the completion of the Audit Committee’s review, changes in the scope of the review, the findings of the review, delays in the completion of our outside auditor’s review of our second quarter financial results, potential governmental inquiries and private litigation, as well as the other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, our Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission.

In addition, because our Audit Committee and has not completed its review of the company’s historical stock option practices and the auditors have not yet completed their review, we can not assure you that the outcome of that investigation will not result in changes to or a restatement of our financial results for this or any historical period, that our Form 10-Q for the period ended July 31, 2006 will be timely filed, that we will be able to give timely guidance with respect to future periods or that we will not be required to make changes to our internal controls or processes.

Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.